Exhibit h.10

First Amendment to Distribution Agreement

THIS FIRST AMENDMENT made as of January 13, 2020 to that certain Distribution Agreement by and between Calamos Global Total Return Fund, a Delaware statutory trust (the “Fund”), and Foreside Fund Services, LLC, a Delaware limited liability company (the “Distributor”) dated as of March 8, 2019 (the “Distribution Agreement”).

WHEREAS, the Fund has been granted an Exemptive Order pursuant to Section 6(c) of the Investment Company Act and Rule 19b-1 thereunder allowing the Fund to implement a managed distribution plan pursuant to the terms and conditions of the Exemptive Order;

WHEREAS, the Fund implemented a managed distribution plan in accordance with the Exemptive Order effective January 1, 2018;

WHEREAS, the Board of Trustees of the Fund determined to transition from a managed distribution plan to a level distribution plan effective as of January 13, 2020 and which transition to a level distribution plan was announced via a press release dated January 14, 2020, a copy of which has been provided to the Distributor;

WHEREAS, the Distribution Agreement contains in Section 2(c) a representation and warranty by the Fund, that the Fund is in compliance with the terms and conditions of the Exemptive Order; and

WHEREAS, Section 10 of the Distribution Agreement provides that the Distribution Agreement may be amended by the parties only pursuant to a written instrument executed by the Fund and the Distributor

NOW THEREFORE, intending to be legally bound, and for other good and valuable consideration, the parties to this First Amendment agree as follows:

1.	Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Distribution Agreement.

2.

As of and from January 13, 2020, the provisions of Sections 1(h), 2(c) and 3(g) of the Distribution Agreement shall be removed and of no further force and effect and replaced in their entirety by the following: “[Reserved]”.

3.	In all other respects, the terms and conditions of the Distribution Agreement remain unchanged and in full force and effect.

4.	This Amendment may be executed by the parties hereto in any number of counterparts, all of which shall constitute one and the same instrument.

IN WITNESS WEREOF, the parties have executed this Amendment as of the day and date indicated above.

CALAMOS GLOBAL TOTAL RETURN FUND

By:	/s/ J. Christopher Jackson

Name: J. Christopher Jackson

Title: Vice President and Secretary

FORESIDE FUND SERVICES, LLC

By:	/s/ Mark Fairbanks

Name: Mark Fairbanks

Title: Vice President

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